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                                                      EXHIBIT 99

                             HEALTH IMAGES, INC.

                         1995 FORMULA STOCK OPTION PLAN


          THIS FORMULA STOCK OPTION PLAN is made as the 15th day of September, 1995, by Health Images, Inc., a corporation organized and doing business under the laws of the State of Delaware (the "Company").


          1.  Purpose.
              -------

              The Company adopts the Health Images, Inc., 1995 Formula Stock Option Plan (the "Plan") to secure and retain the services of outside directors of the Company, the Parent and any Subsidiary by giving them an opportunity to invest in the future success of the Company. The terms "Parent" or "Subsidiary" shall mean any corporation which qualifies as a parent or subsidiary of the Company pursuant to Internal Revenue Code Section 424(e) or (f), as amended.

          2.  Administration.
              --------------

              The Plan shall be administered by the Board of Directors of the Company (the "Board of Directors") or the Compensation Committee of the Board of Directors (the "Committee"). It is intended that the grants of options pursuant to the Plan and the participation of directors hereunder shall constitute "participation in a formula plan which does not disqualify a direct from being disinterested" under Rule 16b-3 for purposes of serving as a member of a committee that administers other Company plans.

              If the Committee consists of fewer than all of the members of the Board of Directors, each member of the Committee shall serve at the discretion of the Board of Directors, which may fill any vacancy, however caused, in the Committee. The Committee shall select one of its members as a chairman and shall hold meetings at the times and in the places as it may deem advisable. All actions the Committee takes shall be made by majority decision. Any action evidenced by a written instrument signed by all of the members of the Committee shall be as fully effective as if the Committee had taken the action by majority vote at a meeting duly called and held.

              The Committee shall have complete and conclusive authority to (i) interpret this Plan, (ii) prescribe, amend and rescind rules and regulations relating to it, (iii) determine the terms of each stock option agreement with optionees who are granted Options pursuant to Section 5, consistent with the terms of the Plan and the form of stock option agreement attached hereto as Exhibit A (the "Agreement"), and (iv) make all other determinations necessary or advisable for the administration of this Plan. The Committee's determinations on these matters shall be conclusive.
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              In addition to any other rights of indemnification that they may have as directors of the Company or as members of the Committee, the directors of the Company and members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of action taken or failure to act under or in connection with this Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in the action, suit or proceeding that the Committee member is liable for gross negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

          3.  Eligibility.
              -----------

              Directors of the Company, the Parent or a Subsidiary who are not employees on the date an Option is to be granted pursuant to Plan Section 5 shall be granted Options hereunder (the "Eligible Optionees").

          4.  Stock Subject to Plan.
              ---------------------

              The Company has authorized and reserved for issuance upon the exercise of options pursuant to this Plan an aggregate of one hundred thousand (100,000) shares of $0.01 par value common stock of the Company (the "Shares"). If any option is cancelled, expires or terminates without the respective optionee exercising it in full, the Committee may grant Options with respect to those unpurchased Shares to that same optionee or another Eligible Optionee.

              The Committee shall adjust the total number of Shares and any Shares subject to outstanding Options, both as to the number of Shares and the option price, for any increase or decrease in the number of outstanding Shares resulting from a stock split or a payment of a stock dividend on the Shares, a subdivision or combination of the Shares, a reclassification of the Shares, a merger or consolidation of the Shares or any other like changes in the Shares or in their value. The Committee shall not issue fractional shares as a result of any of these changes, and shall eliminate from the outstanding Options any fractional shares that result from a change. The Committee shall not adjust outstanding Options for cash dividends or the issuance to optionees of rights to subscribe for additional stock or securities of the Company.

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              The foregoing adjustments and the manner of application for the foregoing provisions shall be determined by the Committee in its sole discretion.

              The grant of an Option by the Committee shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure, or to merge, consolidate dissolve, liquidate, sell or transfer all or any part of its business or assets.

              Subject to any required action by the shareholders, if the Company is a party to any merger or consolidation or there is a change in control of the Company, each outstanding option shall vest in full at the time of such merger or consolidation. Each option shall then pertain to and apply to the securities which a holder of the number of shares subject to the option would have been entitled.

          5.  Formula and Terms of Option Grants.
              ----------------------------------

              Each Eligible Optionee shall be granted a non-qualified stock option ("Option") to purchase Two Thousand (2,000) Shares, as of the Effective Date (defined in Section 6) and each year thereafter two (2) business days following the filing of the second quarter 10-Q in August, until the Plan is terminated. In the event the remaining number of Shares reserved for issuance under the Plan is insufficient to grant options for the appropriate number of Shares to all Eligible Optionees as of any grant date, then no options shall be granted as of that grant date .

              The exercise price of each Share granted pursuant to an Option shall be the Fair Market Value of a Share on the business day on which the Option is granted. "Fair Market Value" shall be determined in good faith by the Committee provided that:

              (a) if the Shares are actively traded on any national securities exchange or the Nasdaq National Market, fair market value shall be the closing sales price per share of the Shares on such day;

              (b) if the Shares are otherwise traded over the counter, fair market value shall be the arithmetic mean of the bid and asked prices for the Shares, as reported by Nasdaq or any other recognized reporting services, on such day;

              (c) if the Shares are not traded, fair market value shall be determined by the Committee which shall, in making such determination, consider, where applicable, among other facts: the existence and extent of a private market for the Shares and a public market for the Company's securities of the

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     same class, if any; the price at which the Shares were acquired, if applicable, by the Company; the estimated period of time, if any, during which the Shares will be freely marketable; the estimated amount of floating supply of Shares available; changes in the financial condition and prospects of the Company; the existence of merger proposals or tender offers affecting the Company; and any other factors affecting fair market value; provided, however, that fair market value shall be determined without regard to any restriction other than a restriction which, will never lapse.

              Each Option granted pursuant to this Plan shall be authorized by the Committee, shall be evidenced by an Agreement and shall be subject to such additional terms as set forth in the Agreement.

          6.  Terms of Plan.
              -------------

              The Company shall submit this Plan to its shareholders for approval within 12 months of the adoption of this Plan by the Board of Directors. Unless shareholder approval is obtained within said twelve-month period, both this Plan and all outstanding Options shall be rendered immediately void and of no effect. If shareholder approval is obtained at the 1996 Annual Meeting, the effective date of this Plan shall be September 19, 1995 (the "Effective Date"). The Effective Date was established by the Board of Directors to be the second business day following the announcement of the dividend increase approved by the Board of Directors in its September 15, 1995 meeting. This Plan shall terminate 10 years after the Effective Date.

          7.   Assignability.
               -------------

               No Option or any of the rights and privileges thereof accruing to an optionee shall be transferred, assigned, pledged or hypothecated in any way whether by operation of law or otherwise other than as (1) the will of the optionee, or (2) the applicable laws of descent and distribution permit, and no Option, right or privilege shall be subject to execution, attachment or similar process.

          8.   No Right to Continued Service.
               -----------------------------

               No provision in this Plan or any Option shall confer upon any right to continue performing services for or to interfere in any way with the right of shareholders for the Company to remove such optionee as a director at any time for any reason.

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          9.   Amendment and Termination.
               -------------------------

               To the extent required under Rule 16b-3, the provisions of the Plan and the Agreement relating to eligibility and to the amount, price and timing of an Option may not be amended by the Board of Directors more than once every six months, other than to conform it with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or any rules under either of the foregoing. Except as otherwise provided in this Section, the Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities (which require such approval for a material increase of the number of Shares subject to Options and for material modifications to the eligibility requirements of this Plan, among other amendments, or other applicable laws to which the Company, this Plan, optionees or Eligible Optionees are subject. No Amendment or termination of this Plan shall adversely affect the rights of an optionee with regard to his Options without his consent.

          10.  Choice of Law.
               -------------

               The laws of the State of Delaware will govern this Plan.

          11.  General Restriction.
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               Notwithstanding anything contained herein or in any of the
Agreements to the contrary, no purported exercise of any Option granted pursuant to the Plan shall be effective without the written approval of the Company, which may be withheld to the extent that the exercise, either individually or in the aggregate together with the exercise of the previously exercised stock options and/or offers and sales pursuant to any prior or contemplated offering of securities, would, in the sole and absolute judgment of the Company, require the filing of a registration statement with the United States Securities and Exchange Commission or with the securities commission of any state. The Company shall avail itself of any exemptions from registration contained in the applicable federal and state securities laws which are reasonably available to the Company on terms which, in its sole and absolute discretion, it deems reasonable and not unduly burdensome or costly. Each optionee shall, prior to the exercise of an Option, deliver to the Company such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Shares to be acquired pursuant to the exercise of an Option is being acquired in accordance with the

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terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws.

               IN WITNESS WHEREOF, the Company has caused this Plan to be executed in the form and as of the date set forth above.


ATTEST:                             HEALTH IMAGES, INC.

/s/ Robin Evbanks Murray            By: /s/ Robert D. Carl, III
- ------------------------                -----------------------
Secretary                               Title: Chairman, President and
[CORPORATE SEAL]                               Chief Executive Officer
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